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                                                                 EXHIBIT 99.1


     SuperGen To Acquire Oncology Portfolio of Sparta Pharmaceuticals

     SAN RAMON, Calif., Jan. 19, 1999--SuperGen Inc. (NASDAQ: SUPG & SUPGW), a pharmaceutical company, Tuesday announced that the boards of directors of both companies have approved the acquisition of Sparta Pharmaceuticals Inc. (OTCBB: SPTA). Under the terms of the agreement, SuperGen will acquire all of the outstanding capital stock of Sparta in exchange for 650,000 newly issued shares of SuperGen common stock (subject to adjustments under certain circumstances). The acquisition is subject to the approval of Sparta stockholders and other customary closing conditions. SuperGen stock closed at $10.563 on January 15, 1999.

"We are tremendously excited about our proposed acquisition of Sparta Pharmaceuticals," said Dr. Joseph Rubinfeld, president, chief executive officer and chairman of SuperGen. "Sparta has several anti-cancer compounds in late-stage clinical development. In addition Sparta has, in late-stage development, a novel drug delivery system, Spartaject(TM), that allows compounds which are insoluble or poorly soluble in water to be delivered intravenously (or by other routes) without the need for organic solvents that may in themselves be toxic. This acquisition fits with SuperGen's mission to build a dominant cancer-fighting company."

"We believe this merger is strategically significant for both companies," said Dr. Jerry B. Hook, president, chief executive officer and chairman of Sparta Pharmaceuticals. "We believe SuperGen has the resources, drug-development expertise and significant momentum already in place to commercialize our compounds in an expeditious fashion. Equally important, Sparta's drug candidates certainly enhance the already impressive SuperGen portfolio. We are confident that the new pipeline will offer even greater growth opportunities for SuperGen."

The first compound utilizing Sparta's novel and proprietary Spartaject(TM) delivery system is busulfan, which will allow for an intravenous form of the drug to be used.

Under a license from Sparta, the Schering-Plough Corporation is incorporating the Spartaject(TM) delivery system for use with Temodal(R) (temozolamide), an anti-cancer agent. On January 12, 1999, the Oncologic Drug Advisory Committee, a sub-committee of the Food and Drug Administration, recommended that oral Temodal(R) be approved for use in the United States.

In addition to busulfan, Sparta's product portfolio of drugs in late-stage clinical development consists of: 5-FP, an oral drug that is converted directly into 5-FU, a common treatment for a variety of solid cancer tumors which addresses a potential $400M market; RII Retinamide, a compound being studied to treat myelodysplastic syndromes, which are diseases of the bone marrow; and, PZG, a drug that has potential value in the treatment of type II diabetes.


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As a condition of the merger, Sparta will ask the holders of preferred stock to relinquish their liquidation preference in exchange for an increase in their conversion rate, so that after giving effect to the increased conversion rate, each share of preferred stock would be convertible into 16.4 shares of Sparta common stock. After giving effect to this increase, each share of Sparta common stock (on an as-converted basis) will represent the right to receive approximately 0.03785 share of SuperGen common stock in the merger (subject to adjustment under certain circumstances).

Sparta is a biopharmaceutical company engaged in the business of acquiring rights to, and developing for commercialization, technologies and drugs for the treatment of a number of life-threatening diseases including cancer, cardiovascular disorders, chronic metabolic diseases and inflammation. The Company has focused on acquiring compounds that have been previously tested in humans and animals and technologies that may improve the delivery or effectiveness of previously tested, and in some cases marketed, drugs.

Based in San Ramon, California, SuperGen is a pharmaceutical company dedicated to the development and commercialization of products intended to treat life-threatening diseases, particularly cancer. SuperGen has an evolving portfolio of anticancer drugs. SuperGen is currently marketing Nipent(R) (for the treatment of cancer patients with lymphocytic malignancies) and is currently in Phase III clinical trials with its proprietary drug RFS 2000 for the treatment of pancreatic cancer. SuperGen is also conducting additional studies using RFS 2000 for other cancer indications, as it has shown anti-tumor activity in a variety of human cancers.

This press release contains forward-looking statements within the meaning of
Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Such statements include without limitation statements relating to the enhancement of SuperGen's drug portfolio, statements using the word "believe", or the phrase "we are confident that" and statements regarding the anticipated uses of Sparta's drugs and drug delivery system. Such statements involve certain risks and uncertainties associated with business combinations generally and with an emerging pharmaceutical company. Actual results could differ materially from those projected in the forward-looking statements as a result of failure to consummate the proposed merger due to failure to obtain Sparta stockholder approval or otherwise, failure to achieve anticipated synergies from the proposed merger, product portfolio risks (including risks in obtaining governmental approval), and other risk factors discussed in SuperGen and Sparta's reports on file with the U.S. Securities and Exchange Commission.

This news release shall not constitute an offer to exchange or sell or the solicitation of an offer to exchange or sell nor shall there be any exchange or sale of securities in any state in which such an offer, solicitation or exchange or sale will be unlawful prior to the registration or qualification under the securities laws of such state.

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